UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported) November 21, 2005

USN CORPORATION

(Exact name of registrant as specified in its charter)

Colorado	33-42701	84-1186026
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5215 North O’Connor, Suite 200 Irving, Texas	76039
(Address of principal executive offices)	(Zip code)

(972) 686-9102

(Registrant’s telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement.

On November 21, 2005, USN Corporation (the “Company”) and LGS Holdings, Inc. (“LGS”) entered into an amendment (the “Amendment”) to that certain Asset Purchase Agreement, dated June 17, 2005, as amended and restated by that certain Amended and Restated Asset Purchase Agreement, dated August 2, 2005 (the “Agreement”), which provided for the sale of the Company’s retail stores to LGS (the “LGS Purchase”) and the issuance of 1,368,422 shares of the Company’s common stock to LGS in exchange for the assumption by LGS of certain liabilities owed by the Company relating to the retail stores and approximately $2.6 million of the $4.0 million in liabilities owed by the Company to Spotlight, LLC (“Spotlight”).

Since the closing of the LGS Purchase, the Company has grown increasingly concerned that LGS has not performed its obligations under the Agreement. In particular, management believes that LGS has failed to satisfy any portion of the liabilities assumed by LGS relating to the retail stores and the $2.6 million in liabilities it assumed from the Company relating to Spotlight. Any such non-performance would have an adverse effect on the Company for a number of reasons. First, some of the obligations and liabilities assumed by LGS consist of obligations pursuant to contracts to which the Company is a party, and if LGS does not perform under such contracts then the third parties thereto may look to the Company for satisfaction. Second, many of the obligations and liabilities assumed by the Company are owed to suppliers of product for the Company, and the Company needs to maintain an effective working relationship with these suppliers. If LGS does not perform its obligations to such sources, the Company’s ability to acquire product may be adversely effected. Because of the need to preserve the Company’s relationships with its third party creditors and the Company’s contractual status with such creditors, the Company used its own assets to satisfy obligations to such third parties, even though LGS has assumed responsibility for such obligations. Therefore, the Company and LGS entered into the Amendment in order to mitigate the potential negative effects of LGS’s non-performance.

Pursuant to the Amendment, LGS has agreed to return 1,208,422 shares of the 1,368,422 shares of the Company’s common stock that it received under the Agreement in consideration for the assumption by the Company of the liabilities owed to Spotlight and its vendors. The Company has established a reserve of $2,000,000 as of September 30, 2005, which represents management’s estimate of the amount of funding it may need in order to settle claims brought by previous Spotlight vendors or creditors of the jewelry stores as a result of non-performance by LGS. The Company believes that it has established an adequate reserve based on the amount it expects to fund to LGS. However, the actual amount of funding required may differ from management’s estimate. The liabilities owed to Spotlight and its vendors are subject to payment terms similar to the customary payment terms of other liabilities owed to the Company’s third party creditors. Under the Amendment, LGS will retain ownership of the stores and will remain liable for the obligations associated therewith. The Company and LGS have also agreed to make appropriate and reasonable adjustments in the number of shares to be returned to the Company for cancellation after additional review of the nature and amount of the liabilities assumed by the Company. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by the terms of the Amendment, which is filed as Exhibit 10.9 to this Current Report on Form 8-K and incorporated into this Item 1.01 by this reference.

On November 21, 2005, in connection with the Amendment, the Company and LGS also entered into a Consulting Agreement. The Consulting Agreement provides that LGS will use its best efforts to close the retail stores no later than December 31, 2005. In addition, the Company has agreed to assist LGS in the management of the retail stores through December 31, 2005, and to assist LGS in closing the retail stores at such time. As consideration for the Company’s services, LGS will deliver 10,000 shares of the Company’s common stock per month to the Company for cancellation. The foregoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by the terms of the Consulting Agreement, which is filed as Exhibit 10.10 to this Current Report on Form 8-K and incorporated into this Item 1.01 by this reference.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits:

Exhibit Number	Reference
10.9	First Amendment to Amended and Restated Asset Purchase Agreement dated November 21, 2005

10.10	Consulting Agreement dated November 21, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

USN CORPORATION

Date: November 28, 2005	By:	/s/ Mark J. Miller
Name: Mark J. Miller
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Reference
10.9	First Amendment to Amended and Restated Asset Purchase Agreement dated November 21, 2005

10.10	Consulting Agreement dated November 21, 2005

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